Exhibit 10.1

Asset Purchase Agreement

This Asset Purchase Agreement is entered into as of April 30, 2007 (the “Agreement Date”) among Accurel Systems International Corporation, a California corporation (the “Seller”); Implant Sciences Corporation, a Massachusetts corporation (the “Guarantor”) and Evans Analytical Group LLC, a Delaware limited liability company (the “Buyer”). Capitalized terms used but not otherwise defined in the body of this Agreement are defined in Appendix A.

Recitals

The Seller desires to sell substantially all of the Assets of the Seller to the Buyer on the terms set forth in this Agreement.

The Buyer desires to purchase substantially all of the Assets of the Seller on the terms set forth in this Agreement.

Agreement

The Seller, the Guarantor and the Buyer, intending to be legally bound, agree as follows:

1.  Purchase and Sale of Assets.

1.1  Purchased Assets. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations, warranties, covenants and agreements of the Parties herein, at the Closing, the Seller will sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, good and valid title to the following, free of any Encumbrances, except Permitted Encumbrances:

(a)  Seller Intellectual Property. All the Seller Owned Intellectual Property and all Intellectual Property Rights related thereto, and the Seller’s Intellectual Property Rights in and to the Third-Person Intellectual Property, including the Intellectual Property listed in Schedule 1.1(a);

(b)  Computer and Office Equipment. All of the Seller’s computer and office equipment, including the equipment listed in Schedule 1.1(b);

(c)  Laboratory Equipment. All of the Seller’s laboratory equipment, and all of Seller’s components and spare parts for laboratory equipment, including the equipment listed on Schedule 1.1(c);

(d)  General Equipment and Supplies. Any service equipment, telephones, pagers, computer peripherals, supplies, spare parts and other tangible personal property owned by the Seller;

(e)  Assumed Contracts. All of the Seller’s rights, claims and obligations under the Seller Contracts listed in Schedule 1.1(e)), except as contemplated by Section 1.3(b)(xii) (the “Assumed Contracts”) and any cash deposits relating to the Assumed Contracts;

(f)  Promotional Materials. All brochures, pamphlets, stationery, letterhead and other promotional or marketing materials (including all copies thereof) related to the Business or the Trademarks;

(g)  Business Records. All Books and Records related to, necessary or useful for the conduct of the Business which shall not include the Corporate Documents; provided, that the Seller may retain copies of all such Books and Records;

(h)  Goodwill. The goodwill related to, or arising out of, the Business;

(i)  Governmental Authorizations. All rights of the Seller in or related to Governmental Authorizations necessary or useful for the conduct of the Business;

(j)  Claims; Credits. All claims, causes of action, rights of recovery and rights of setoff against, and deposits, prepayments and credits with, third Persons (including insurance companies), and all rights under or pursuant to all warranties, representations and guarantees made by third Persons related to the ownership, development or Use of any Asset or the conduct of the Business, including those items listed on Schedule 1.1(j);

(k)  Accounts Receivable. The accounts receivable recorded on the books of the Seller as of the Closing Date;

(l)  Inventory. All of the Seller’s raw materials, work in progress, finished products, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located;

(m)  Fixtures and Leasehold Improvements. All of Seller’s fixtures and leasehold improvements and all of Seller’s right, title and interest in fixtures and leasehold improvements in Seller’s leased facilities; and

(n)  Other Property. Except as provided in Section 1.2, all other Property of the Seller, whether or not described elsewhere in this Section 1.1 or similar thereto.

Subject to the exclusion of the Excluded Assets, the Property set forth in Sections 1.1(a) through (l) is referred to in this Agreement as the “Assets.”

1.2  Excluded Assets. Notwithstanding anything in Section 1.1, the Assets shall not include any of the following:

(a)  Tax Items. Any income tax deposits held as current assets on the balance sheet as of the Closing Date, prepayment, refund, claim, offset or other right of the Seller related to any Tax arising or resulting from or in connection with the ownership of the Assets or operation of the Business and attributable to any Taxable period ending on or prior to the Closing Date or, in the case of any Taxable period which includes but does not end on the Closing Date, the portion of such Taxable period up to and including the Closing Date;

(b)  Nontransferable Governmental Authorizations. Any Governmental Authorization the transfer of which would violate applicable Legal Requirements;

(c)  Rights Under Certain Agreements. All rights of the Seller under this Agreement (including any rights of the Seller relating to the Excluded Assets and the right to receive the purchase price hereunder), all rights of the Seller under any agreement, certificate, instrument or other document executed and delivered by the Seller and the Buyer in connection with the transactions contemplated hereby, or any other agreement between the Seller and the Buyer entered into during the Pre-Closing Period;

(d)  Corporate Documents. Corporate seals, certificates of incorporation, minute books, stock transfer books or other records related to the corporate organization of the Seller (the “Corporate Documents”); and

(e)  Correspondence. All rights to receive mail and other communications addressed to the Seller that are not related to any of the Assets or the Business or the Assumed Liabilities.

(f)  Deposit Accounts; Cash; Accounts Receivable. Any balances in any deposit accounts, and any cash, cash equivalents, and marketable securities held by the Seller as of the Closing Date, excluding any cash deposits relating to the Assumed Contracts;

The Property listed in this Section 1.2 is referred to in this Agreement as the “Excluded Assets.”

1.3  Liabilities.

(a)  Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Buyer shall assume the following Liabilities of the Seller (collectively, the “Assumed Liabilities”) by executing and delivering to the Seller the Assignment and Assumption Agreement:

(i)  Assumed Contracts. The obligations of the Seller under the Assumed Contracts; and

(ii)  Trade Accounts Payable. The obligations of the Seller for trade accounts payable incurred in the Ordinary Course of Business on or prior to the Closing Date that are set forth on Schedule 2.7(b).

(b)  Excluded Liabilities. Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the Buyer shall not assume any Liabilities other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Assumed Liabilities shall not include, and the Buyer shall not be required to assume or to otherwise perform or discharge, the following Excluded Liabilities whether arising prior to, at or after the Closing Date:

(i)  any Liability of the Guarantor or any Person other than the Seller;

(ii)  any Liability of the Seller arising out of or relating to the execution, delivery or performance of any of the Transaction Agreements;

(iii)  any Liability of the Seller for any fees, costs or expenses of the type referred to in Section 8.2;

(iv)  except for Assumed Liabilities under the Assumed Contracts, any Liability arising from or relating to any action taken by the Seller or its agents, or any failure on the part of the Seller or its agents to take any action, at any time, whether prior to, at or after the Closing Date;

(v)  except for Assumed Liabilities under the Assumed Contracts, any Liability arising from or relating to the Business or any services performed for any Person by or on behalf of the Seller on or prior to the Closing Date;

(vi)  except for Assumed Liabilities under the Assumed Contracts, any Liability as successor-in-interest to the Seller or under any rule or principle of successor liability, continuity of enterprise, de facto merger, mere continuation or similar rule or principle;

(vii)  any Liability under the Sunnyvale Lease (including all associated payments, obligations and taxes related to the facility subject to the Sunnyvale Lease), and any Liability relating to or in connection with the Sunnyvale Lease, other than any Liability arising from or relating to the performance and obligations of Buyer under the Sunnyvale Sublease;

(viii)  any Liability of the Seller related to any Proceeding against the Seller;

(ix)  any Tax or Liability of the Seller for the payment of any Tax;

(x)  any Liability of the Seller to or on account of any Employee or former employee of the Seller under or with respect to employment, including any Liability relating to any Benefit Plan, or wages or commissions, accrued vacation days or sick days or other paid time off, and any Liability for severance payments or other obligations to or on account of Employees;

(xi)  any Liability of the Seller to the Guarantor or any other Related Party, Representative or Affiliate of the Seller, including any Intercompany Transactions and any payables due to the Guarantor, and including the Liabilities listed on Schedule 1.3(b)(xi);

(xii)  any Liability of the Seller under any Seller Contract, if (A) the Seller shall not have obtained, prior to the Closing, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Buyer of any rights or obligations under such Seller Contract and (B) such Seller Contract would have been an Assumed Contract but for the Seller’s failure to obtain such Consent;

(xiii)  any Liability of the Seller under any Assumed Contract to the extent such Liability (A) was required to be performed by the Seller before the Closing Date in accordance with the terms of any Assumed Contracts, unless there exist accounts payable collected by the Buyer, or (B) arises from or relates to any Breach by the Seller of any provision of any Assumed Contracts;

(xiv)  any bank or other debt, loans or guarantee obligations of the Seller including, without limitation, any capitalized leases, loans from the Guarantor, bank lines of credit, equipment installment notes or other notes payable (other than those Assumed Liabilities under any Assumed Contracts listed in Schedule 1.1(e));

(xv)  any lease obligations, including vehicle, office and equipment leases (other than those Assumed Liabilities under any Assumed Contracts listed in Schedule 1.1(e));

(xvi)  any Liability of the Seller that arises or exists by virtue of any Breach of (A) any representation or warranty made by the Seller or the Guarantor in any of the Transaction Agreements, or (B) any covenant or obligation of the Seller or the Guarantor contained in any of the Transaction Agreements;

(xvii)  any Liability of the Seller arising out of or relating to the Seller Intellectual Property and the Intellectual Property Rights thereto, other than obligations of the Seller arising after the Closing (A) under inbound and outbound licenses for Intellectual Property that are Assumed Contracts listed in Schedule 1.1(e) or (B) described in Section 1.3(a)(ii);

(xviii)  any Payable of the Seller that remains unpaid as of the Closing, except those described in Section 1.3(a)(ii);

(xix)  any indemnity obligation of the Seller to any Person (other than indemnity obligations that are Assumed Liabilities under any Assumed Contracts listed in Schedule 1.1(e));

(xx)  any Liability of the Seller or any Related Party that directly or indirectly arises from or relates to the presence of any Hazardous Material at any site owned, leased, occupied or controlled by the Seller on or at any time prior to the Closing or the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, Environmental Release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of the Seller prior to Closing; or

(xxi)  any Liability of the Seller that is not referred to specifically in Section 1.3(a).

1.4  Purchase Price. The consideration to be paid by the Buyer to the Seller at the Closing in connection with the Transactions shall be equal to Twelve Million Eight Hundred Eighty Thousand Eight Hundred Ninety-Four Dollars ($12,880,894.00) minus Net Debt (the “Total Net Consideration”) payable as follows:

(a)  The Buyer shall pay to the Seller on the Closing Date an amount equal to the Total Net Consideration minus One Million Dollars ($1,000,000.00) (the “Closing Payment”);

(b)  The Buyer shall deposit One Million Dollars ($1,000,000.00) with the Escrow Agent pursuant to the terms of the Escrow Agreement, attached hereto as Exhibit E, to secure the indemnification obligations of the Seller and the Guarantor pursuant to this Agreement.

1.5  Closing. The consummation of the purchase and sale of the Assets, the assignment of the rights under the Assumed Contracts and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall occur on the Agreement Date or as soon as practicable thereafter, provided that all conditions to the Closing set forth in Sections 4 and 5 have been satisfied or waived in writing by the Party entitled to waive such conditions. The Closing shall be effected by: (a) the delivery of those signature pages, certificates, documents and opinions that are required to be delivered pursuant to Sections 4 and 5 to the respective recipients set forth in Sections 4 and 5 via personal delivery or facsimile or electronic image transmission; and (b) the transmission of a wire transfer to the accounts of the Seller in an aggregate amount equal to the Closing Payment.

1.6  Sales and Other Taxes.

(a)  The Seller shall (i) bear and pay all Taxes (including without limitation any sales taxes, use taxes, transfer taxes, income or franchise taxes on capital gain or depreciation recapture, documentary charges, recording fees or similar taxes) and all charges, fees or expenses similar to or in the nature of taxes, that may become payable in connection with the sale of the Assets to the Buyer or in connection with any pre-Closing distributions to the Guarantor; and (ii) file all necessary Tax Returns and other documentation with respect to such taxes; provided, however, that, if required by any Legal Requirement, the Buyer shall join in the execution of any such Tax Returns and other documentation. No execution of any Tax Returns by the Buyer shall be deemed to create any Liability of the Buyer to the Seller or any other Person or shall affect the indemnification by the Seller and Guarantor under Section 6.2.

(b)  Seller shall be responsible for and shall pay any and all Taxes arising or resulting from or in connection with the ownership of the Assets or operation of the Business attributable to any Taxable period ending on the Closing Date or, in the case of any Taxable period which includes but does not end on the Closing Date, the portion of such Taxable period up to and including the Closing Date. The Buyer shall be responsible for and shall pay any and all Taxes arising or resulting from or in connection with the ownership or use of the Assets or operation of the Business by the Buyer attributable to any Taxable period beginning after the Closing Date or, in the case of any Taxable period which includes but does not end on the Closing Date, the portion of such Taxable period beginning on the day after the Closing Date. Any and all other Taxes due pursuant to the Transaction contemplated hereby, including any and all transfer taxes, sales taxes, bulk transfer taxes, share transfer taxes, taxes related to excess depreciation re-capture, and/or taxes resulting from the structure of this Transaction shall be borne by Seller and any associated legal and other expenses incurred by Seller shall be borne by Seller.

1.7  Allocation.

(a)   The consideration referred to in Section 1.4 (and any other amount required for federal income Tax purposes to be included in the determination of the Purchase Price) is to be allocated among the Assets (the “Allocation”) in a manner consistent with Schedule 1.7. All fixed assets shall be valued at fair market value, such value to be determined, if necessary, through an independent appraisal at the expense of the Buyer. Further, for the purpose of determining the value of the fixed assets, buyer and Seller will agree to a valuation based on a “free standing” versus a “transfer in place” value for similar used fixed assets, to the extent consistent with applicable income Tax regulations.

(b)  The Seller and the Buyer will cooperate in preparing and filing with the Internal Revenue Service their respective IRS Forms 8594. No Party shall take a position on any Tax Return (including IRS Form 8594), before any Tax authority or in any Proceeding that is in any manner inconsistent with the allocation set forth in Schedule 1.7 without the prior written consent of the Buyer or the Seller, as the case may be, or unless specifically required pursuant to a determination by an applicable Tax authority. Each Party shall promptly advise the Buyer or the Seller, as the case may be, of the existence of any Tax audit, controversy or Proceeding related to the allocation of the Purchase Price among the Assets.

1.8  Confirmation of Net Debt. As soon as reasonably practicable after the Closing, but in any event not later than fifteen (15) business days thereafter, the Buyer and the Seller shall use commercially reasonable efforts to confirm the Net Debt set forth in Schedule 2.7(c) as of the Closing. If either the Buyer or the Seller determines that the Net Debt amounts set forth in Schedule 2.7(c) were incorrect, such Party shall recalculate the Total Net Consideration using the corrected Net Debt and provide notice thereof to the other Party. If the Buyer and the Seller are unable to resolve any disputed amounts within ten (10) business days after delivery of such notice to the Seller, then the disputed amounts shall be submitted to arbitration in accordance with Section 6.2. Upon final determination of the Total Net Consideration, the Buyer shall promptly pay to the Seller any excess of the final Total Net Consideration over the Total Net Consideration determined as of the Closing, or the Seller shall promptly pay to the Buyer any excess of the Total Net Consideration determined as of the Closing over the final Total Net Consideration.

2.  Representations and Warranties of the Seller. The Seller and Guarantor jointly and severally represent and warrant to and for the benefit of the Buyer Indemnitees, as follows, except as set forth in the Disclosure Schedule; provided, that a particular representation or warranty shall be deemed to be qualified by a particular item of disclosure only if, and to the extent that, the disclosure is set forth in the Schedule having the number corresponding to the particular Section in this Section 2 that contains the representation or warranty being qualified (all such Schedules having a number corresponding to any Section in this Section 2 shall be referred to collectively as the “Disclosure Schedule” and all references to Schedules in this Section 2 shall be deemed references to Schedules in the Disclosure Schedule).

2.1  Due Organization; No Subsidiaries; Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority under applicable Legal Requirements to own, lease and operate its Property and to carry on the Business. The Seller is duly qualified and is authorized to do business and is in good standing as a foreign corporation under the laws of each of the jurisdictions listed in Schedule 2.1.

2.2  Articles of Incorporation and Bylaws; Records. The Seller has delivered to the Buyer accurate and complete copies of the following, each as in effect as of the Agreement Date: (i) the Articles of Incorporation and Bylaws of the Seller, including all amendments thereto (collectively, the “Charter Documents”); and (ii) the portion of the minutes and other records of meetings and actions taken by written consent without a meeting, of the Guarantor, the Seller Board and all committees of the Seller Board (collectively, the “Seller Minutes”) directly relating to the Transaction.

2.3  Authority; Binding Nature of Agreements. The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transaction Agreements to which it is or may become a party and the other agreements, certificates and instruments to be executed by Seller pursuant to this Agreement and to consummate the Transactions. The execution, delivery and performance by the Seller of the Transaction Agreements to which it is or may become a party have been duly authorized by all necessary action on behalf of the Seller, the Seller Board and the Guarantor. This Agreement has been, and each other Transaction Agreement to which the Seller is a party will be, duly executed and delivered by or on behalf of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Limitations”). Upon the execution and delivery at the Closing of each of the Transaction Agreements to which the Seller will be a party, each of such Transaction Agreements to which the Seller will be a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms, except as may be limited by the Enforceability Limitations.

2.4  Non-Contravention. Subject to the receipt of the consents and approvals set forth on Schedule 2.5, the execution and delivery of any of the Transaction Agreements to which the Seller is or will be a party by the Seller, the consummation of the Transactions and the performance of any Transaction Agreement to which the Seller is or will be a party will not directly or indirectly, with or without notice or lapse of time:

(a)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller or any Property of the Seller is subject;

(b)  contravene, conflict with or violate any provision of the Charter Documents;

(c)  contravene, conflict with or violate any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Seller or, to the Seller’s Knowledge, any Employee;

(d)  contravene, conflict with or result in a Breach of any provision of any Seller Contract, except as set forth on Schedule 2.4(d);

(e)  give any Person the right to (i) declare a default or exercise any remedy under any Seller Contract, (ii) accelerate the maturity or performance of any Seller Contract, or (iii) cancel, terminate or modify any Seller Contract, except as set forth on Schedule 2.4(e);

(f)  result in the imposition or creation of any Encumbrance upon any of the assets of the Seller, except as set forth on Schedule 2.4(f).

2.5  Consents. Except as set forth in Schedule 2.5, the Seller was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (a) the execution and delivery of any of the Transaction Agreements to which the Seller is or will be a party, (b) the consummation of any of the Transactions or (c) the performance of any of the Transactions.

2.6  Capitalization. All of the issued and outstanding Stock is held of record and owned by the Guarantor. No action has been taken by the Guarantor, the Seller or the Seller Board to authorize or issue any other Stock. No action has been taken by the Guarantor, the Seller or the Seller Board to authorize or issue any Stock Right.

2.7  Financial Statements.

(a)  Financial Statements. The following financial statements are attached to this Agreement as Exhibit A (collectively, the “Financial Statements”): (a) the unaudited balance sheets of the Seller as of June 30, 2005 and June 30, 2006, and the related statements of income for the years then ended, together with all the notes thereto, and (b) the unaudited balance sheet of the Seller as of March 31, 2007 (the “Most Recent Balance Sheet”), and the related statements of income for the period then ended, together with all notes thereto. The Financial Statements are accurate and complete in all material respects, have been prepared in accordance with GAAP consistently applied throughout the periods covered and present fairly the financial position of the Seller as of the respective dates thereof and the results of operations of the Seller for the periods covered thereby.

(b)  Accounts Receivable and Accounts Payable. The accounts receivable and accounts payable of the Seller as of the Closing Date are listed on the attached Schedule 2.7(b). All such accounts receivable and accounts payable are reflected properly on the Seller’s books and records and are bona fide, valid receivables or payables representing amounts due or payable with respect to actual transactions in the Ordinary Course of Business. To the Knowledge of the Seller none of such receivables are subject to valid counterclaims or setoffs, other than refunds, waivers, discounts or write-offs of customer receivables in the Ordinary Course of Business which have not exceeded $25,000 in the aggregate since July 1, 2006.

(c)  Net Debt. Schedule 2.7(c) sets forth true, correct and complete statements of (a) all Seller accounts payable that, as of the Closing, are more than 30 days past their due dates, and (d) all Transaction expenses of the Seller or the Guarantor payable by the Buyer after the Closing.

2.8  Liabilities.

(a)  The Seller does not have any Liabilities of any nature and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to a Liability, other than (i) Liabilities as and to the extent specifically set forth on the Most Recent Balance Sheet, (ii) Liabilities set forth in Schedule 2.8(a), and (iii) Liabilities that have been incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business after the date of the Most Recent Balance Sheet in amounts consistent with past practice none of which is in excess of $25,000 (individually, or collectively for any group of related transactions) and none of which result from, arise out of, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement or violation of any Legal Requirement.

(b)  Schedule 2.8(b) provides an accurate and complete breakdown of (i) the aging of the accounts payable of the Seller as of the Closing Date; (ii) any customer deposits or other deposits held by the Seller as of the Closing Date; (iii) all notes payable and other indebtedness of the Seller as of the Closing Date (the “Payables”).

(c)  Since March 9, 2005, the Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its Property, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any Proceeding that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transaction Agreements to which the Seller is or will be a party, except as set forth on Schedule 2.8(c).

(d)  Except as set forth on Schedule 2.8(d), since March 9, 2005, the Seller has not guaranteed or otherwise agreed to cause, insure or become liable for, and the Seller has never pledged any of its Property to secure, the performance or payment of any Liability of any other Person.

(e)  There are no Encumbrances on any of the assets of the Seller, other than Permitted Encumbrances.

2.9  Absence of Changes. Since the date of the Most Recent Balance Sheet:

(a)  No Material Adverse Effect has occurred, and no Prior Event has occurred that could reasonably be expected to have a Material Adverse Effect;

(b)  There has been no damage, destruction or loss affecting the Property of the Seller, or any interruption in the use thereof, whether or not covered by insurance;

(c)  The Seller has not entered into any lease of or license for any Property from any Person, other than in the Ordinary Course of Business or pursuant to Seller Contracts listed in Schedule 2.13(a)(ii);

(d)  The Seller has not sold or otherwise transferred, or entered into any lease of any Property to any Person, other than in the Ordinary Course of Business or pursuant to Seller Contracts listed in Schedule 2.13(b);

(e)  The Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness to the Seller, except as set forth on Schedule 2.9(e);

(f)  The Seller has not (i) established or adopted any Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, Employees or independent contractors or any other Person;

(g)  No Contract by which the Seller or any Property owned or used by the Seller is or was bound, or under which the Seller has or had any rights or interest, has been amended or terminated;

(h)  The Seller has not incurred, assumed or otherwise become subject to, any Liability, other than accounts payable that are of the type that would be reflected as current Liabilities in a balance sheet prepared in accordance with GAAP and that were incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business in amounts consistent with past practices;

(i)  The Seller has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, other than accounts payable that (i) are reflected as current Liabilities in the Most Recent Balance Sheet or have been incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business in amounts that are consistent with past practice and are not material, and (ii) have been discharged or paid in the Ordinary Course of Business;

(j)  The Seller has not forgiven any debt or otherwise released or waived any right or claim;

(k)  The Seller has not changed any of its methods of accounting or accounting practices in any respect;

(l)  The Seller has not suffered any adverse change or any threat of an adverse change in its relations with, or any loss or threat of loss of, any of its material vendors, clients, customers or distributors;

(m)  The Seller has not failed to pay or discharge when due any Liabilities;

(n)  The Seller has not instituted, settled or agreed to settle any Proceeding;

(o)  The Seller has not granted or suffered the imposition of any Encumbrances on any of its Property, other than Permitted Encumbrances;

(p)  The Seller has not entered into any transaction outside the Ordinary Course of Business, except as set forth in the Transaction Agreements; and

(q)  The Seller has not agreed, committed or offered, in writing or otherwise, to take any of the actions referred to in clauses (c) through (p) above.

2.10  Tangible Property. Schedule 2.10 accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible Property owned or leased by the Seller with an individual book value of greater than $5,000. Each item of Property identified or required to be identified in Schedule 2.10, other than equipment identified on Schedule 2.10 as being in storage or held on consignment for sale: (i) is free of defects and deficiencies and in good condition and repair, ordinary wear and tear excepted; and (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements. Other than equipment identified on Schedule 2.10 as being in storage or held on consignment for sale [or relating to third party servicing], each item of equipment listed on Schedule 1.1(c) that is also identified on Schedule 2.10 is performing at or above the standards communicated to Seller’s customers for the tests for which such equipment is used.  Schedule 2.10 identifies all Seller Contracts pursuant to which any tangible Property is leased to the Seller.

2.11  Title to Assets. The Seller owns and has good and valid title to all of the Assets, free of any Encumbrance other than Encumbrances set forth on Schedule 2.11, including all rights of the Seller under the Assumed Contracts. The Assets collectively constitute, as of the Closing, all of the Property necessary to enable the Buyer to conduct the Business.

2.12  Real Property. Since March 9, 2005, the Seller has not owned any real property or any interest in real property, except for (a) the leaseholds created under real property leases that have expired or been terminated and (b) under the real property leases identified in Schedule 2.12. The Seller enjoys peaceful and undisturbed possession of the real property that it leases.

2.13  Intellectual Property.

(a)  As of Closing Date, Seller exclusively owns, or is authorized to Use, legally enforceable Intellectual Property Rights in and to all Seller Intellectual Property.

(i)  Schedule 2.13(a)(i) hereto sets forth all United States and foreign: (i) patents and patent applications, (ii) registered or applied for trademarks, trade names, brand names and corporate names, and service marks, (iii) Internet domain name registrations and applications and (iv) copyright registrations and applications owned or licensed by Seller in each case described in clauses (i) through (iv), that are material to the operations of the Business as presently conducted, specifying as to each item, as applicable: (A) the title of the item; (B) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (C) the issuance, registration or application numbers and dates.

(ii)  Schedule 2.13(a)(ii) hereto sets forth all material licenses, sublicenses and other agreements or permissions under which the Seller is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property. Seller has provided to Buyer a true and complete copy of all such licenses, sublicenses and other agreements or permissions listed on Schedule 2.13(a)(ii).

(iii)  Schedule 2.13(a)(iii) hereto sets forth and describes the status of any material agreements involving Intellectual Property currently in negotiation or proposed by the Seller.

(b)  Except as set forth on Schedule 2.13(b) hereto, the Seller owns, free and clear of all Liens other than Permitted Encumbrances or has the right to use all Intellectual Property used in the Business or that is necessary for the operation of the Business.

(c)  Except as set forth on Schedule 2.13(c) hereto, the Seller has not been, during the three years preceding the date of this Agreement, a party to any Claim, nor, to the Knowledge of the Seller, is any Claim threatened in writing, that challenges the validity, enforceability, ownership or right to use, sell or license any Intellectual Property, except for Claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Seller, no third party is infringing upon any Intellectual Property except for infringements that, individually or in the aggregate, and could not reasonably be expected to have a Material Adverse Effect.

(d)  Since March 9, 2005, the Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets and the proprietary nature and value of the technology included in the Intellectual Property, except for failures to take such precautions that, individually or in the aggregate, have not resulted and could not reasonably be expected to have a Material Adverse Effect. To the Seller’s Knowledge, prior to March 9, 2005 the Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets and the proprietary nature and value of the technology included in the Intellectual Property, except for failures to take such precautions that, individually or in the aggregate, have not resulted and could not reasonably be expected to have a Material Adverse Effect.

(e)  The Seller is not, and, as a result of the execution and delivery of this Agreement or its performance of its obligations hereunder, will not be, in violation of any agreement relating to any Intellectual Property used in the Business, except for violation that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. After the completion of the transactions contemplated by this Agreement, the Buyer will own all right, title and interest in and to or have a license to use all Intellectual Property used in the Business, except for failures to own or have available for use that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect.

2.14  Contracts.

(a)  Schedule 2.14 identifies, with reasonable specificity, each material Seller Contract. Each Seller Contract is valid and in full force and effect. Schedule 2.14 also identifies and provides an accurate description of each proposed Contract as to which any current bid, offer, written proposal, term sheet or similar document has been submitted or received by the Seller in writing.

(b)  The Seller has not Breached any Seller Contract, other than a Breach that could not reasonably be expected to have a Material Adverse Effect on Buyer or such Seller Contract. To the Seller’s Knowledge, no other Person has Breached any Seller Contract. The Seller has not waived any Breach of any Seller Contract by another party thereto, and no other party to any Seller Contract has waived any Breach of any Seller Contract by the Seller. Since March 9, 2005, no Prior Event has occurred that might, with or without notice or lapse of time, (i) result in a Breach of any Seller Contract by the Seller or, to the Seller’s Knowledge, any other Person, or (ii) give the Seller or, to the Seller’s Knowledge, any other Person the right to (A) exercise any remedy under any Seller Contract, (B) claim or receive a material refund, rebate, chargeback or penalty under any Seller Contract, (C) accelerate the maturity or performance of any Seller Contract, or (D) cancel, terminate or modify any Seller Contract. The Seller has not received any notice or other communication, in writing or otherwise, regarding any actual, alleged, possible or potential material Breach of any Seller Contract by the Seller or any other Person, other than a Breach that could not reasonably be expected to have a Material Adverse Effect on Buyer or such Seller Contract.

(c)  The performance of the Seller Contracts by the Seller in accordance with the express terms thereof does not and will not result in any violation of or failure to comply with any Legal Requirement.

(d)  Neither the Seller nor any other Person is currently renegotiating any amount paid or payable to or by the Seller under any Seller Contract or any other term or provision of any Seller Contract.

(e)  The Seller has no Knowledge of any objection by any party to any Seller Contract, or any reasonable basis therefor, to the performance of such Seller Contract by the Buyer or any Affiliate thereof or the assignment to the Buyer or any Affiliate thereof of any right under such Seller Contract.

2.15  Customers. Schedule 2.15 accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Seller for the fiscal year beginning July 1, 2005 and ending June 30, 2006 and for the first nine (9) months of the fiscal year ending June 30, 2007, in excess of $5,000. Except as set forth on Schedule 2.15, the Seller has not received any notice or other communication, in writing or otherwise, or other information, indicating that any customer may cease dealing with the Seller or might otherwise reduce the volume of business transacted by such customer with the Seller.

2.16  Compliance with Legal Requirements.

(a)  The Seller is and at all times has been in full compliance with each Legal Requirement that is applicable to it or to the conduct of its Business or the ownership or use of any of its Property and for which the consequences of noncompliance could reasonably be expected to have a Material Adverse Effect.

(b)  No event has occurred, and no condition or circumstance exists, that might, with or without notice or lapse of time, constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any applicable Legal Requirement, the consequences of which could reasonably be expected to have a Material Adverse Effect.

(c)  The Seller has not received any notice from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement. To the Seller’s Knowledge, no Governmental Body has proposed or is considering any Legal Requirement that does not apply similarly to the business of the Buyer that, if adopted or otherwise put into effect, (i) could reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Seller to comply with or perform any covenant or obligation under any of the Transaction Agreements to which it is or will be a party, or (ii) could reasonably be expected to prevent, delay, make illegal or interfere with any of the Transactions.

2.17  Governmental Authorizations. Schedule 2.17 identifies each Governmental Authorization that is held by the Seller and each currently pending application by Seller for a Governmental Authorization other than those the lack of which could not be reasonably expected to have a Material Adverse Effect. The Seller has delivered to the Buyer accurate and complete copies of all of the Governmental Authorizations identified in Schedules 2.17, including all renewals thereof and all amendments thereto. Other than pending applications, each Governmental Authorization identified or required to be identified in Schedules 2.17 (each a “Seller Governmental Authorization”) is valid and in full force and effect.

(a)  Since March 9, 2005, the Seller is and has been in full compliance with all of the terms and requirements of each Seller Governmental Authorization, and to the Seller’s Knowledge the Seller has been in full compliance with all of the terms and requirements of each Seller Governmental Authorization prior to March 9, 2005, except to the extent that noncompliance could not be reasonably expected to have a Material Adverse Effect. To the Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might, with or without notice or lapse of time, (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Seller Governmental Authorization, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Seller Governmental Authorization.

(b)  Since March 9, 2005, the Seller has not received any notice or other communication, in writing or otherwise, from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Seller Governmental Authorization, (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Seller Governmental Authorization, or (iii) the Seller’s failure to obtain any necessary Governmental Authorization, and to the Seller’s Knowledge the Seller has not received any such notice or other communication prior to March 9, 2005.

(c)  All applications required to have been filed for the renewal of the Seller Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Seller Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

(d)  The Seller Governmental Authorizations constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct the Business as it is currently conducted, and (ii) to permit the Seller to own and use its Property in the manner in which they are currently owned and used, in each case other than those the lack of which could not be reasonably expected to have a Material Adverse Effect.

2.18  Tax Matters.

(a)  Since March 9, 2005, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Seller has been duly paid in full on a timely basis. Since March 9, 2005, any Tax required to have been withheld or collected by the Seller has been duly withheld and collected, and each such Tax has been duly and timely paid to the appropriate Governmental Body or the amount of each such Tax has been properly set aside in accounts for such purpose and will be duly and timely paid to the appropriate Governmental Body. Other than Taxes incurred in the ordinary course of business, the Seller has no liability for unpaid Taxes accruing after the date of the Most Recent Balance Sheet.

(b)  Schedule 2.18(b) accurately identifies each examination or audit of any Tax Return of the Seller since March 9, 2005 that has been conducted or is currently being conducted by a Governmental Body. The Seller has delivered to the Buyer accurate and complete copies of all audit reports and similar documents relating to such Tax Returns.

(c)  The Seller has not requested nor granted any currently effective waiver or extension of any statute of limitations with respect to the assessment or filing of any Tax or Tax Return with respect thereto.

(d)  No claim or other Proceeding is pending or, to the Seller’s Knowledge, has been Threatened against the Seller in respect of any Tax. The Seller has no unsatisfied Liabilities for Taxes. The Seller has not received any notice of deficiency or similar document, other than deficiencies that have been fully paid and satisfied.

(e)  The Seller has no Liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar Legal Requirement), except with respect to the Seller Group, (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(f)  None of the Assets are subject to any Liens for Taxes.

(g)  No Taxing authority has raised any issue with respect to Taxes which, by application of similar principles, could result in the issuance of a notice of deficiency or similar notice of intention to assess Taxes by any taxing authority to Seller.

2.19  Employee and Labor Matters.

(a)  Schedule 2.19(a) accurately sets forth, with respect to each current employee of the Seller, including any employee who is on a leave of absence (each an “Employee”): (i) the name and title of such Employee; (ii) the annualized salary and the bonus received by such Employee from the Seller with respect to services performed in the calendar year 2006; (iii) the nation(s) of which such Employee is a citizen; and (iv) if such Employee is not a US citizen, such Employee’s immigration or residency status and to the Knowledge of the Seller the status of any pending applications for any visa, residency permit or similar Governmental Authorization for such Employee.

(b)  Schedule 2.19(b) accurately identifies each former employee of the Seller or spouse or other dependent of such former employee who is receiving or is scheduled to receive any benefits from the Seller relating to such former employee’s employment with the Seller, and accurately describes such benefits.

(c)  Except as set forth on Schedule 2.19(c), the employment of each Employee is terminable by the Seller at will, and no Employee is entitled to severance pay or other benefits following termination or resignation or upon the execution and delivery of this Agreement or the consummation of any of the Transactions.

(d)  Seller has not received any notice that an Employee intends to terminate his employment prior to the Closing, or that an Employee has received an offer to join a business other than Buyer that competes with the Business. To the Knowledge of Seller, no Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract that may have an adverse effect on (A) the performance by such Employee of any of his duties or responsibilities as an Employee of the Seller or (B) the Business.

(e)  Since March 9, 2005, the Seller is not engaged in any unfair labor practice of any nature, and to the Seller’s Knowledge the Seller has not engaged in any unfair labor practice or any nature prior to March 9, 2005. Since March 9, 2005, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Seller or any of its Employees, and, to the Seller’s Knowledge, no Person has threatened to commence any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. The Seller is not a party to or bound by, and has not been a party to or bound by, any union Contract, collective bargaining agreement or similar Contract.

(f)  Schedule 2.19(f) sets forth the name of each independent contractor or consultant to whom the Seller has made or owes any payment of any nature in fiscal years 2005 and 2006 and the first nine (9) months of fiscal year 2007, and in the case of payments owed, shows detail regarding such payment including due date, basis for payment, recurrence and necessary withholdings, if any.

(g)  None of the current officers, directors or, to the Seller’s Knowledge, Employees of the Seller have been convicted of, or pleaded guilty or no contest to, any felony.

2.20  Benefit Plans; ERISA.

(a)  Schedule 2.20 lists all Benefit Plans currently maintained by the Seller. The Seller has, with respect to each such plan, delivered to the Buyer true and complete copies of all plan texts and agreements and related trust agreements, insurance policies and service provider agreements.

(b)  With respect to each Benefit Plan, to the Seller’s Knowledge, no event has occurred, and there exists no condition or set of circumstances in connection with which the Seller could, directly or indirectly, be subject to any Liability under ERISA, the Code or any other applicable law, except Liability for benefits claims and funding obligations payable in the Ordinary Course of Business.

(c)  No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Benefit Plan or with respect to the Seller.

(d)  The Seller and each Affiliate of the Seller have made all payments due from them to date with respect to each Benefit Plan.

(e)  Since March 9, 2005, the Seller has not effectuated (i) a “plant closing” or partial “plant closing” (as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller, (ii) a “mass layoff” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or facility of the Seller, or (iii) a “mass layoff” or “relocation” or “termination” at any “covered establishment” (as defined in California Labor Code Sections 1400 through 1408) of the Seller.

2.21  Environmental Matters. The Seller’s operation of the Business is, and has been at all times since March 9, 2005, in compliance with all Environmental Laws, Environmental Permit requirements, Use restrictions, and waste control requirements. The Seller has obtained all Environmental Permits necessary to conduct the Business, and all such Environmental Permits are currently in effect. Schedule 2.21 sets forth a list of all Hazardous Materials used by the Seller in the Business. During the Seller’s occupancy of the Seller Real Property since March 9, 2005, no Environmental Release of any Hazardous Materials has occurred on any Seller Real Property, and, to the Seller’s Knowledge, no such Environmental Release occurred prior to the Seller’s occupancy. There is no Environmental Claim pending or, to the Seller’s Knowledge, Threatened against the Seller, and no Governmental Body has served upon the Seller any notice claiming any outstanding violation of any Environmental Law or Environmental Claim or otherwise requesting data or access, requiring testing or other investigation relating to the Environment, or requiring any change in the Seller’s means or methods of conducting the Business. To the Seller’s Knowledge, there is no reasonable basis for any Environmental Claim against the Seller or arising out of or relating to the Business except as set forth on Schedule 2.21.

2.22  Conduct of the Business. Since April 30, 2004, the Business was conducted properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. The Seller has not incurred or otherwise become subject to any Liability arising directly or indirectly from the Business or any services performed with respect thereto. There is no claim pending or, to the Seller’s Knowledge, Threatened against the Seller relating to the Business and, to the Seller’s Knowledge, there is no basis for the assertion of any such claim.

2.23  Insurance.

(a)  Schedule 2.23(a) identifies each insurance policy covering comprehensive liability and other risks that the Seller currently has in force (each, an “Insurance Policy”) and identifies coverage limits for each such Insurance Policy. Each Insurance Policy is of the type and in such amounts that are sufficient for compliance with all Seller Contracts. Each Insurance Policy is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Seller’s Knowledge, is solvent, financially sound and reputable.

(b)  Schedule 2.23(b) identifies each insurance claim made by the Seller since March 9, 2005. No Prior Event has occurred since March 9, 2005, or prior to such date to Seller’s Knowledge, that might, with or without notice or lapse of time, directly or indirectly give rise to or serve as a basis for any insurance claim. The Seller has not received any written notice regarding (i) the actual or Threatened cancellation or invalidation of any Insurance Policy; (ii) any actual or Threatened refusal of coverage under, or any actual or Threatened rejection of any claim under, any Insurance Policy; or (iii) any indication that the issuer of any Insurance Policy may be unwilling or unable to perform any of its obligations thereunder.

2.24  Related Party Transactions. No Related Party: (a) has any direct or, to the Seller’s Knowledge, indirect interest of any nature in any of the assets of the Seller, including any Seller Intellectual Property; (b) has any direct or, to the Seller’s Knowledge, indirect financial interest in, any Seller Contract, transaction or business dealing of any nature involving the Seller; (d) is competing, or has at any time competed, directly or, to the Seller’s Knowledge, indirectly, with the Seller; or (e) to the Seller’s Knowledge, has any claim or right against the Seller. No Prior Event has occurred that might, with or without notice or lapse of time, directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Seller.

2.25  Proceedings; Orders.

(a)  There is no pending Proceeding or, to the Seller’s Knowledge, any Threatened Proceeding: (i) that involves the Seller or relates to or might affect the Business or any Property of the Seller; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Seller’s Knowledge, there is no pending or Threatened Proceeding to which the Seller is not a party that relates to or might affect the Business or any Property of the Seller. To the Seller’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(b)  Schedule 2.25(b) lists each Proceeding that has been commenced by or against the Seller since march 9, 2005 and includes a brief background of each such Proceeding and the status or outcome of each such Proceeding.

(c)  Schedule 2.25(c) lists (i) each instance since March 9, 2005, in which a Proceeding was Threatened by or, to the Seller’s Knowledge, against the Seller and (ii) each current or former dispute between the Seller and any other Person (other than those settled prior to March 9, 2005) which reasonably could be or could have been the basis for a Proceeding which could be or could have resulted in a Material Adverse Effect (each, a “Dispute”). Schedule 2.25(c) includes a brief background of each Dispute and each Threatened Proceeding and the status or outcome of each such Dispute and each Threatened Proceeding.

(d)  There is no Order to which the Seller or any of its Property is subject; and, to the Seller’s Knowledge, none of the Seller or any other Related Party is subject to any Order that relates to the Business or to any of the Seller’s Property. To the Seller’s Knowledge, no Employee is subject to any Order that may prohibit the Employee from engaging in or continuing any conduct, activity or practice relating to the Business. To the Seller’s Knowledge, there is no proposed Order that, if issued or otherwise put into effect, (i) could have a Material Adverse Effect or an adverse effect on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transaction Agreements, or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.26  Brokers. The Seller has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions other than the fee payable to Legend Merchant Group, and Buyer shall have no liability for payment of the fee payable to Legend Merchant Group.

2.27  No Other Agreement to Sell Assets or Stock of the Seller. Except as set forth in the Transaction Agreements, the Seller does not have, and has not authorized any Representative of the Seller to enter into on behalf of the Seller, and, to the Seller’s Knowledge, no one has, any agreement, commitment or legal obligation, absolute or contingent, with any Person (a) to sell, exclusively license, assign, transfer or effect a sale of any portion of the assets of the Seller (other than inventory and products in the Ordinary Course of Business), (b) to sell or effect a sale of any Stock, (c) to effect any merger, acquisition, consolidation, liquidation, dissolution or other reorganization of the Seller or (d) to enter into any Contract or cause the entering into of a Contract with respect to the foregoing.

2.28  Provision of Documents. The Seller has provided to the Buyer true, correct and complete copies of all Contracts, documents and other material referred to in the Disclosure Schedule.

2.29  Import and Export Control Laws. The Seller has at all times as to which the applicable statute of limitations has not yet expired, conducted its Business in accordance with (i) all applicable U.S. import, export and re-export controls, including without limitation (A) the United States Export Administration Act (50 USC §§ 2401-2420) and the Export Administration Regulations promulgated thereunder, (B) the Arms Export Control Act (22 U.S.C. §§2778 et seq.) and International Traffic in Arms Regulations (22 CFR Chapter I, Subchapter M, Part 120 et seq.), (C) the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), (D) the Foreign Assets Control Regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any enabling legislation, regulation or executive order relating to any of the foregoing, and (ii) all other applicable import/export controls in other countries in which the Seller conducts material business (collectively, “Import and Export Control Laws”). Without limiting the foregoing:

(a)  The Seller has obtained, and is in material compliance with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Body required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)  There are no pending or, to the knowledge of the Seller, threatened claims against the Seller with respect to such Export Approvals;

(c)  To the Seller’s Knowledge, there are no actions, conditions or circumstances pertaining to the Seller’s import or export transactions that may give rise to any future claims;

(d)  No Export Approvals for the transfer of export licenses to Buyer are required, or such Export Approvals can be obtained expeditiously without material cost;

(e)  None of the Seller or any of its Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the Knowledge of the Seller, indirectly), a third party located in, or otherwise has any operations in, or sales to, Cuba, Iran, Syria, Sudan, Burma (Myanmar), or North Korea.

(f)  Since March 9, 2005, the Seller has not received written notice to the effect that a Governmental Body claimed or alleged that the Seller was not in compliance in a material respect with any applicable Legal Requirements relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

(g)  Since March 9, 2005, none of the Seller or any of its Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Body regarding any past import or export control violations.

(h)  The Seller has trained relevant Seller personnel on compliance with Import and Export Control Laws.

2.30  Foreign Corrupt Practices Act. To the Knowledge of the Seller, neither the Seller nor any of its officers, directors, agents, distributors, employees or other Person associated with or acting on its behalf has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Seller in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Knowledge of the Seller, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Seller has trained relevant Seller personnel on FCPA compliance.

2.31 Full Disclosure. None of the Transaction Agreements to which the Seller is or becomes a party contains or will contain any untrue statement of fact with respect to the Seller.

3.  Representations and Warranties of the Buyer. The Buyer hereby represents and warrants, to and for the benefit of the Seller, as follows:

3.1  Authority; Binding Nature of Agreements. The Buyer has the absolute and unrestricted corporate right, power and authority to enter into and perform its obligations under each of the Transaction Agreements to which it is or may become a party (the “Buyer Agreements”) and the other agreements, certificates and instruments to be executed by Buyer pursuant to this Agreement and and to consummate the Transactions. The execution, delivery and performance by the Buyer of the Buyer Agreements have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of each of the Buyer, enforceable against it in accordance with its terms, except as may be limited by the Enforceability Limitations. Upon the execution and delivery of the other Transaction Agreements at the Closing, each Buyer Agreement will constitute the legal, valid and binding obligation of the Buyer, enforceable against it, as applicable, in accordance with its terms, except as may be limited by the Enforceability Limitations.

3.2  No Conflicts. The execution and delivery of the Buyer Agreements by the Buyer and the consummation by the Buyer of the transactions contemplated thereby do not and will not (i) require any filing with, or Consent of, any Governmental Body, (ii) violate any Legal Requirement or Order applicable to the Buyer or any Property of the Buyer, or (iii) conflict with or result in the breach of any term or provision of, or violate or constitute a default under, any charter provision or bylaw or under any material agreement to which the Buyer is a party.

3.3  Brokers. The Buyer has not become obligated to pay or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

3.4  Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.5  Full Disclosure. None of the Transaction Agreements to which the Buyer is or becomes a party contains or will contain any untrue statement of fact with respect to the Buyer.

4.  Conditions Precedent to the Buyer’s Obligation to Close. The obligation of the Buyer to purchase the Assets and assume the Assumed Liabilities at the Closing is subject to the fulfillment, on or prior to the Closing, of each of the following conditions, any of which may be waived by the Buyer, in whole or in part, in writing:

4.1  Accuracy of Representations. All of the representations and warranties made by the Guarantor and the Seller in this Agreement, considered collectively, and each of such representations and warranties, considered individually, shall be true and correct in all respects as of the Closing Date, with the same effect as though such representations and warranties were made at and as of the Closing.

4.2  Consents. Each of the Consents and assignment instrument identified in Schedule 2.5 shall have been obtained and shall be in full force and effect.

4.3  Compliance. Seller has performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by it pursuant to this Agreement.

4.4  Authorization. The authorization of the Transactions by the requisite vote of the shareholders and directors of Seller shall have been duly obtained in accordance with the Charter Documents.

4.5  Release of Liens. The Seller shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer of the release of all Liens on the Assets.

4.6  No Material Change. No event shall have occurred and no condition or circumstance shall exist that could be expected to give rise to any Material Adverse Effect. There shall not be any material problem or Liability with respect to the Seller or the Business.

4.7  No Proceedings. No (a) Order, stay or injunction shall have been entered, issued or enforced by any court of competent jurisdiction prohibiting the Transactions, (b) action shall have been commenced or Threatened by any Governmental Body, or (c) Legal Requirement enacted, entered, enforced or deemed applicable to the Transactions that, in any such event, (i) makes the consummation of any of the Transactions illegal, (ii) could reasonably deprive the Buyer of any of the material anticipated benefits of the Transactions, taken as a whole, or (iii) could have the effect of preventing, delaying or otherwise interfering with any of the Transactions.

4.8  Secretary’s Certificate. The Seller and the Guarantor each shall have delivered to the Buyer a certificate executed by its Secretary, dated as of the Closing Date, certifying: (a) the resolutions of its Board authorizing and approving the execution, delivery and performance of this Agreement and each of the other Transaction Agreements to which the Seller or the Guarantor will be a party and the consummation of the Transactions, (b) the Charter Documents and (d) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Transaction Agreements to which the Seller or the Guarantor is a party.

4.9  Opinion of Seller’s Counsel. The Buyer shall have received an opinion letter from Ellenoff Grossman & Schole LLP, counsel to the Seller, dated the Closing Date, in form attached hereto as Exhibit F.

4.10  Documents.

(a)  Assignment and Assumption Agreement. The Seller shall have executed and delivered to the Buyer the Assignment and Assumption Agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”).

(b)  Seller Non-Competition Agreement. The Seller and the Guarantor shall have executed and delivered to the Buyer a Non-Competition Agreement in the form of Exhibit C (the “Seller Non-Competition Agreement”). Seller, Guarantor and Buyer shall agree that the Seller Non-Competition Agreement is an integral part of the bargain and consideration for the transactions contemplated by this Agreement.

(c)  Sunnyvale Sublease. The Seller shall have executed and delivered to the Buyer the Sublease in the form of Exhibit D (the “Sunnyvale Sublease”).

5.  Conditions Precedent to the Seller’s Obligation to Close. The Seller’s obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by the Seller, in whole or in part, in writing:

5.1  Accuracy of Representations. All of the representations and warranties made by the Buyer in this Agreement, considered collectively, and each of such representations and warranties, considered individually, shall be true and correct in all respects as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing.

5.2  No Proceedings. No (a) Order, stay or injunction shall have been entered, issued or enforced by any court of competent jurisdiction prohibiting the Transactions, (b) action shall have been commenced or Threatened by any Governmental Body, or (c) Legal Requirement enacted, entered, enforced or deemed applicable to the Transactions that, in any such event, (i) makes the consummation of any of the Transactions illegal, or (ii) could have the effect of preventing, delaying or otherwise interfering with any of the Transactions.

5.3  Documents.

(a)  Assignment and Assumption Agreement. The Buyer shall have executed and delivered to the Seller the Assignment and Assumption Agreement in the form of Exhibit B.

(b)  Sunnyvale Sublease. The Seller shall have executed and delivered to the Buyer the Sunnyvale Sublease in the form of Exhibit D.

(c)  List of Employees. The Buyer shall have delivered to Seller a list of employees to be offered employment by the Buyer immediately after the Closing. Buyer shall promptly after Closing offer employment to such designated employees under standard terms and conditions of employment. All such hired employees shall be given credit for time employed by Seller prior to Closing in any calculations of seniority or longevity with the Buyer.

5.4  Consents. All necessary Governmental Authorizations for the Transactions have been obtained and all necessary governmental notices have been given.

5.5  Compliance. Buyer has performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by it pursuant to this Agreement.

5.6  Authorization. The authorization of the Transactions by the requisite vote of members or managers of the Buyer shall have been duly obtained in accordance with the Certificate of Formation and Operating Agreement of the Buyer.

5.7  Secretary’s Certificate. The Buyer shall have executed and delivered to Seller a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Buyer Agreements, certifying and attaching all requisite resolutions or actions of Buyer’s board of directors and shareholders approving the execution and delivery of this Agreement, the Transaction Agreements and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement, the Transaction Agreements and any other document relating to the Transactions.

5.8  Opinion of Buyer’s Counsel. The Seller shall have received an opinion letter from Stephen Miller, counsel to the Buyer, dated the Closing Date, in form attached hereto as Exhibit G.

6.  Indemnification, Defense of Claims.

6.1  Survival of Representations and Warranties.

(a)  The representations and warranties of the Buyer and the Seller set forth in or pursuant to this Agreement, including any representations and warranties in the Disclosure Schedule, or any other Transaction Agreement (each, a “Representation”), shall survive (i) the Closing; (ii) any sale or other disposition of any or all of the Assets by the Buyer; and (iii) the death or dissolution of any Party, and shall remain in full force and effect and survive for a period of thirty-six (36) months after the Closing Date. Notwithstanding the preceding sentence, (x) the Representations set forth in Section 2.18 (Tax Matters), and Section 2.21 (Environmental Matters) shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations, including any extensions thereof, and (y) the Representations set forth in Section 2.11 (Title to Assets) shall survive for a period of forty-eight (48) months (each such period, the “Survival Period”).

(b)  If notice of an indemnification claim under Section 6.3 relating to any Representation is given to the Seller Representative on or prior to the end of the applicable Survival Period, then, notwithstanding anything to the contrary contained in this Section 6.1, that Representation shall not expire, but rather shall remain in full force and effect solely with respect to such pending indemnification claim (and not for any other claim or purpose) until such time as each such pending indemnification claim has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Seller Representative and the Buyer or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

6.2  Dispute Resolution. Notwithstanding anything in this Agreement to the contrary, absent fraud, any Post-Closing economic disputes between the Parties, not including disputes related to the Seller Non-Competition Agreements, shall be decided by negotiation, and, if necessary, binding arbitration under the expedited procedures of the Judicial Arbitration and Mediation Service in Santa Clara, California. In the event the Parties enter into binding arbitration, the Buyer (one the one hand) and the Seller and Guarantor (on the other hand) shall present in writing a final offer of settlement to the other and the arbitrator. The arbitrator, in rendering his judgment, shall be limited to choosing between such two final offers, selecting the one which he judges to be the most fair. In the event of any post-closing arbitration or litigation between the Parties, the loser (i.e. the party whose final offer was not selected) of such action will indemnify the prevailing party against the reasonable costs of such action.

6.3  Indemnification by the Seller and the Guarantor. Subject to the limitations set forth in Sections 6.1 and 6.7, the Seller and the Guarantor (each, an “Indemnifying Party”) jointly and severally shall hold harmless and indemnify each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees otherwise becomes subject at any time, and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(a)  any Breach of any Representation;

(b)  any Breach of any covenant or obligation made by the Seller in this Agreement or any of the other Transaction Agreements;

(c)  any Excluded Liability;

(d)  any failure of Seller’s operation of the Business to comply with all Environmental Laws, Environmental Permit requirements, Use restrictions, and waste control requirements, or any Environmental Release of any Hazardous Materials on any Seller Real Property during Seller’s occupancy of the Seller Real Property;

(e)  any fees and expenses of the Seller described in Section 8.3; and

(f)  any Proceeding alleging facts or circumstances that, if true, would constitute a Breach of any Representation or any covenant or obligation of the Seller under any Transaction Agreement.

6.4  Indemnification by the Buyer. Subject to the limitations set forth in Sections 6.1 and 6.7, the Buyer shall hold harmless and indemnify each of the Seller and the Guarantor from and against, and shall compensate and reimburse each of the Seller and the Guarantor for, any Damages that are directly or indirectly suffered or incurred by any of the Seller or the Guarantor or to which the Seller or the Guarantor otherwise becomes subject at any time, and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(a)  any Breach of any representation or warranty of the Buyer;

(b)  any Breach of any covenant or obligation made by the Buyer in this Agreement or any of the other Transaction Agreements;

(c)  any fees and expenses of the Buyer described in Section 8.3; or

(d)  any Assumed Liabilities.

6.5  Defense of Third Party Claims.

(a)  The Buyer shall have the right to assume the defense of any claim or Proceeding, whether against any Party, any Indemnitee or any other Person, with respect to which any Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse any Person pursuant to this Section 6; provided, however, that the Seller shall have the right to assume the defense of any claim or Proceeding if the sole remedy claimed is monetary Damages and the Seller assumes the obligation to pay all monetary Damages resulting from such claim or Proceeding. The Buyer shall also have the right, at its election, to designate the Seller to assume the defense of any such claim or Proceeding.

(b)  If the Buyer assumes the defense of any such claim or Proceeding:

(i)  The Buyer shall proceed to defend such claim or Proceeding in a diligent manner and in good faith;

(ii)  The Seller and the Guarantor shall make available to the Buyer any documents and materials in the possession or control of the Seller and the Guarantor that may reasonably be necessary to the defense of such claim or Proceeding and related thereto, subject to a court’s determination regarding privilege;

(iii)  The Buyer shall keep the Seller informed of all material developments and events relating to such claim or Proceeding;

(iv)  The Seller shall have the right to participate in the defense of such claim or Proceeding at its own expense; and

(v)  The Buyer shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Seller; provided, however, that the Seller shall not unreasonably withhold such consent.

(c)  If the Seller assumes the defense of any such claim or Proceeding:

(i)  The Seller shall proceed to defend such claim or Proceeding in a diligent manner and in good faith with counsel reasonably satisfactory to the Buyer;

(ii)  The Buyer shall make available to the Seller any documents and materials in the possession of the Buyer that may reasonably be necessary to the defense of such claim or Proceeding and related thereto, subject to a court’s determination regarding privilege;

(iii)  The Seller shall keep the Buyer and its Representatives informed of all material developments and events relating to such claim or Proceeding;

(iv)  The Buyer shall have the right to participate in the defense of such claim or Proceeding at its own expense;

(v)  The Seller shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Buyer, which consent shall not be unreasonably withheld; and

(vi)  Notwithstanding the prior designation of the Seller to assume the defense of such claim or Proceeding, the Buyer may at any time, in its reasonable discretion, assume the defense of such claim or Proceeding unless the sole remedy claimed is monetary Damages and the Seller has assumed the obligation to pay all monetary Damages resulting from such claim or Proceeding.

(d)  Subject to the limitations set forth in Section 6.7, (i) all fees, expenses, charges or costs of any nature, including any reasonable legal fee, expert fee, accounting fee or advisory fee, relating to the defense of a claim or Proceeding for which indemnification pursuant to Section 6.3 is claimed, whether or not incurred by the Seller and whether or not the Buyer shall assume the defense of any such claim or Proceeding, shall be borne and paid exclusively by the Seller and the Guarantor, and (ii) all fees, expenses, charges or costs of any nature, including any reasonable legal fee, expert fee, accounting fee or advisory fee, relating to the defense of a claim or Proceeding for which indemnification pursuant to Section 6.4 is claimed, whether or not incurred by the Seller and whether or not the Buyer shall assume the defense of any such claim or Proceeding, shall be borne and paid exclusively by the Buyer.

6.6  Right to Indemnification Not Affected by Knowledge. The Representations, covenants and obligations of the Seller and the Guarantor, and the rights and remedies that may be exercised by the Buyer Indemnitees based on such Representations, covenants and obligations, will not be limited or affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by the Buyer Indemnitees at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such Representation, warranty, covenant or obligation.

6.7  Limitations on Indemnification.

(a)  The Seller and Guarantor shall not be required to indemnify any Buyer Indemnitee pursuant to Section 6.3(a) until such time as the aggregate amount of Damages for which Buyer Indemnitees are otherwise entitled to indemnification pursuant to this Agreement exceeds $150,000, at which time the Seller and Guarantor shall be obligated to indemnify the Buyer Indemnitees for the full amount of such Damages including such $150,000 amount, subject to the limitations of this Section 6. The standard of what is “material” for purposes of determining whether a Representation that is qualified by the words “material” or “materially” or “Material Adverse Effect” is breached shall be $50,000 per item or group of related items; provided, however, that if such a Representation is breached then Damages for such breach shall nonetheless include all Damages below the threshold of materiality. Notwithstanding anything to the contrary in this Section 6.6(a), the threshold limits imposed by this Section 6.6(a) shall not apply to any Damages arising out of or in connection with indemnification regarding (i) the Representations set forth in Section 2.18 (Tax Matters), Section 2.21 (Environmental Matters), or Section 2.7(c) (Net Debt), (ii) any Excluded Liability, or (iii) acts of fraud, deceit, or intentional misrepresentation by the Seller or the Guarantor or any of their Representatives.

(b)  All or any portion of any amounts paid to the Buyer Indemnitees by the Seller or the Guarantor shall reduce, on a dollar-for-dollar basis, the maximum aggregate Liability of the Seller and Guarantor set forth in this Section 6.7, where applicable.

(c)  The aggregate maximum amount payable by the Seller and Guarantor with respect to any and all claims for indemnification under this Agreement shall not exceed Four Million Dollars ($4,000,000.00); provided, however, that such $4,000,000 limit shall not apply to Damages arising from (i) a breach of the Representations set forth in Section 2.8(a) (Liabilities), Section 2.11 (Title to Assets), Section 2.18 (Tax Matters), or Section 2.21 (Environmental Matters), (ii) any Excluded Liability, or (iii) acts of fraud, deceit, or intentional misrepresentation by the Seller or the Guarantor or any of their Representatives.

(d)  Notwithstanding anything to the contrary herein, the Seller and the Guarantor shall not be obligated to indemnify against any Damages to the extent such Damages are taken into account in determining the Net Debt of the Seller as of the Closing Date.

(e)  For the avoidance of doubt, notwithstanding the fact that Seller’s Liability for any breach of the Representations set forth in this Agreement is an “Excluded Liability” pursuant to Section 1.3(b), the exclusion of Excluded Liabilities from the limitations in Section 6.7(a) and 6.7(c) shall not affect the application of such limitations to Seller’s obligations to indemnify Buyer Indemnitees for Damages arising under a claim for breach of Section 2 of this Agreement, but Seller shall be obligated nonetheless to indemnify Buyer Indemnitees under Section 6.3(c) without regard for the limitations under Section 6.7(a) and Section 6.7(c) to the extent that Buyer Indemnitees suffer Damages that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any Excluded Liabilities other than Damages under a claim for breach of Section 2 of this Agreement.

(f)  The Buyer shall not be required to indemnify any Seller Indemnitee pursuant to Section 6.4(a) until such time as the aggregate amount of Damages for which Seller Indemnitees are otherwise entitled to indemnification pursuant to this Agreement exceeds $150,000, at which time the Buyer shall be obligated to indemnify the Seller Indemnitees for the full amount of such Damages including such $150,000 amount, subject to the limitations of this Section 6. The standard of what is “material” for purposes of determining whether a Representation that is qualified by the words “material” or “materially” or “Material Adverse Effect” is breached shall be $50,000 per item or group of related items; provided, however, that if such a Representation is breached then Damages for such breach shall nonetheless include all Damages below the threshold of materiality. The aggregate maximum amount payable by the Buyer with respect to any and all claims for indemnification under this Agreement shall not exceed Four Million Dollars ($4,000,000.00); provided, however, that such $4,000,000 limit shall not apply to claims for Damages arising from acts of fraud, deceit, or intentional misrepresentation by the Buyer or any of its Representatives. All or any portion of any amounts paid by Buyer to the Seller Indemnitees shall reduce, on a dollar-for-dollar basis, the maximum aggregate Liability of the Buyer set forth in this Section 6.7(f).

6.8  Purchase Price Adjustment. The Parties agree to treat any indemnity payments under this Agreement as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax law pursuant to a determination as defined in Section 1313(a) of the Code.

7.  Post-Closing Covenants.

7.1  Further Actions. From and after the Closing, each of the Buyer, Seller and Guarantor shall cooperate with the each other and their respective Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as such parties may reasonably request, for the purpose of evidencing the Transactions and putting the Buyer in possession and control of the Assets.

7.2  Use of Name. As soon as reasonably practicable after the Closing, the Seller shall change its corporate name to a name that does not include “Accurel” and shall change the corporate name of any entity over which it has control to a name that does not include “Accurel”.

7.3  Public Announcements. The parties hereto have agreed upon the text of their respective press releases announcing, among other things, the execution of this Agreement, which press releases may be disseminated promptly following the execution hereof. For a period of thirty (30) days following the Closing Date, the Seller, the Guarantor and the Buyer shall consult with each other before issuing any additional press releases or otherwise making any additional public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or may any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by any Legal Requirement based on the advice of such party’s counsel or by obligations pursuant to any listing agreement with any securities exchange or inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing such press release or making any such public announcements.

7.4  Payment of Creditors; Dissolution, Liquidation and Winding Up. From and after the Agreement Date, the Seller shall not authorize or make any distribution to the Guarantor without paying or providing for all amounts due the creditors of the Seller in accordance with all Legal Requirements. As soon as practicable following the Closing, the Seller shall pay all amounts owed by the Seller to its creditors, and, if reasonably requested by the Buyer, shall furnish to the Buyer reasonable documentation or confirmation of such payments; provided, however, that such immediate payment obligation shall not apply with respect to any debt disputed in good faith by the Seller as long as the Seller sets aside, and does not distribute to its Guarantor, the full amount in dispute. From and after the Closing Date, the Buyer shall provide the Seller with copies of or reasonable access to Books and Records included in the Assets if and to the extent reasonably necessary in connection with the liquidation and winding up of the Seller and its business; provided, however, that the Buyer shall not be obligated to provide any access to Books and Records if such access would materially interfere with the Business.

8.  Miscellaneous Provisions.

8.1  Further Assurances. Each Party shall execute or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request, prior to, at or after the Closing, for the purpose of carrying out or evidencing any of the Transactions.

8.2  Fees and Expenses. Each Party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts. None of the Parties shall have any obligation to pay any of the fees or expenses of any other Party.

8.3  Attorneys’ Fees. If any Proceeding relating to any of the Transaction Agreements or the enforcement of any provision of any of the Transaction Agreements is brought against any Party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

8.4  Notices. Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received when delivered, by hand, by registered mail, by courier or express delivery service, by facsimile, or by e-mail to the address or facsimile number set forth beneath the name of such Party below, or to such other address or facsimile number as such Party shall have specified in a written notice given to the other Parties:

if to the Seller or the Guarantor:

Implant Sciences Corporation
107 Audubon Road, #5
Wakefield, MA 01880-1246
Attention: Diane Ryan
Facsimile: (781) 246-3561
Email: dryan@implantsciences.com

with a copy to:

Ellenoff Grossman & Schole LLP
370 Lexington Avenue
New York, NY 10017-6503
Attention: Barry I. Grossman
Facsimile: (212) 370-7889
Email: bigrossman@egsllp.com

if to the Buyer: Evans Analytical Group LLC
810 Kifer Road
Sunnyvale, CA 94086
Attention: Thomas B. Pfeil
Facsimile: (408) 530-3899
E-mail: tpfeil@eaglabs.com

8.5  Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.6  Execution; Counterparts; Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any Party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

8.7  Governing Law; Venue.

(a)  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Massachusetts, without giving effect to principles of conflicts of laws.

(b)  Other than with respect to any arbitration under Section 6.2, any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Middlesex, Massachusetts. Each Party:

(i)  expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Middlesex, Massachusetts and each appellate court located in the State of Massachusetts, in connection with any such Proceeding;

(ii)  agrees that each state and federal court located in the County of Middlesex, Massachusetts shall be deemed to be a convenient forum;

(iii)  agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding commenced in any state or federal court located in the County of Middlesex, Massachusetts any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and

(iv)  agrees that service in any action may be made by giving notice in accordance with Section 8.4.

8.8  Successors and Assigns; Parties in Interest; No Third-Party Beneficiaries.

(a)  This Agreement shall be binding upon: the Seller and such Seller’s personal representatives, executors, administrators, estate, heirs, successors and assigns, if any; and the Buyer and its successors and assigns, if any. This Agreement shall inure to the benefit of: the Seller; the Buyer; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.

(b)  The Buyer shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Seller’s prior written consent; provided, however, that the Buyer may freely assign any or all of its rights under this Agreement, including its indemnification rights under Section 6, in whole or in part, to any Affiliate of Buyer without obtaining the consent or approval of the Seller. The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Buyer’s prior written consent (which consent shall not be unreasonably withheld).

(c)  None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their respective successors and assigns, if any.

8.9  Equitable Remedies. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that: (a) in the event of any Breach or Threatened Breach by a Party of any covenant, obligation or other provision set forth in this Agreement, the other Party shall be entitled, in addition to any other remedy that may be available to it, to (i) an Order of specific performance or mandamus against the Party in Breach or Threatened Breach to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction or other equitable remedy restraining such Breach or Threatened Breach; and (b) neither the Buyer, Seller nor any other Indemnitee shall be required to provide any bond or other security in connection with any such Order or injunction or in connection with any related Proceeding. The Parties acknowledge and agree that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that the other Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. The Parties acknowledge that the Seller’s Business is unique and recognize and affirm that in the event a Party breaches this Agreement, money damages would be inadequate and the other Party would have no adequate remedy at law, so that the other Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the first Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

8.10  Waiver.

(a)  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)  No Person shall be deemed to have waived any claim arising out of this Agreement, or any claim, power, right, privilege, condition or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, condition or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.11  Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Buyer and the Seller.

8.12  Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.13  Entire Agreement. The Transaction Agreements set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

8.14  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty, and covenant contained herein have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

8.15  Terms and Usage. Whenever required by the context, any pronoun shall include the corresponding masculine, feminine and neuter forms, and the singular shall include the plural, and vice versa. The word “dollar” and the symbol “$” shall refer to United States dollars. All references in this Agreement to Sections or Schedules or Exhibits shall be deemed to refer to Sections of or Schedules or Exhibits to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and are intended by the Parties to be by way of example rather than limitation. All accounting terms not defined herein shall have the meaning provided by United States generally accepted accounting principles, as established by the Financial Accounting Standards Board. The words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its successors and permitted assigns. Unless otherwise expressly provided, any agreement, instrument or Legal Requirement defined or referred to herein means such agreement, instrument or Legal Requirement as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Legal Requirements) by succession of comparable successor Legal Requirements. Any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.16  Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

[Remainder of this page intentionally left blank; signature page follows]

The Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

ACCUREL SYSTEMS INTERNATIONAL CORPORATION By: Name: Title:	EVANS ANALYTICAL GROUP LLC By: Name: Title:

IMPLANT SCIENCES CORPORATION By: Name: Title:

Signature Page to the Asset Purchase Agreement

Appendix A

Certain Definitions

For purposes of the Agreement (including this Appendix A) the terms listed below have the respective meanings set forth below or in the indicated part of the Agreement:

Affiliate. Any Person controlling, controlled by or under common control with any other Person, such control being exercised through the ownership or control, directly or indirectly, of more than 40% of the voting power of the shares entitled to vote for the election of directors or other governing authority, as of the Agreement Date or hereafter, provided that such Person shall be considered an Affiliate of that Person only during the time such ownership or control exists.

Agreement. The Asset Purchase Agreement to which this Appendix A is attached, including the Disclosure Schedule and this Appendix A, as it may be amended from time to time.

Agreement Date. Shall have the meaning given to it in the Preamble.

Allocation. Section 1.7

Assets. Section 1.1.

Assignment and Assumption Agreement. Section 4.8(a).

Assumed Contracts. Section 1.1(e).

Assumed Liabilities. Section 1.3(a).

Benefit Plan. Any employee benefit plan, arrangement, policy or commitment, whether or not an employee benefit plan within the meaning of Section 3(3) of ERISA, including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, Stock, Stock Right, Stock purchase or severance pay plan, any life, health, dental, disability or accident insurance plan or any holiday or vacation practice, as to which the Seller has or in the future could have any direct or indirect, actual or contingent Liability.

Best Efforts. The efforts that a reasonable Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

Books and Records. All business records, tangible data, documents, management information systems, files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, and all other books and records maintained by the Seller.

Breach. Any (a) inaccuracy in or breach, including any inadvertent or innocent breach, of, or any failure, including any inadvertent failure, to comply with or perform, any representation, warranty, covenant, obligation or other provision, or (b) default or violation of or under any covenant, obligation or other provision. When used as a verb in the Agreement, the term “Breach” means to cause or suffer a Breach.

Business. The business of the Seller as conducted before or as of the Agreement Date or the Closing Date, as applicable, or as intended to be conducted.

Buyer Agreements. Section 3.1.

Buyer. Preamble.

Buyer Indemnitees. The following Persons: (a) the Buyer; (b) the Buyer’s current and future Affiliates; (c) the respective officers, directors and employees of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above; provided, however, that in no event shall an Indemnitee be the Seller.

CERCLA. The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.

Charter Documents. Section 2.2.

Closing. Section 1.5.

Closing Date. The date on which the Closing occurs.

Closing Payment. Section 1.4(a).

Code. The Internal Revenue Code of 1986, as amended.

Consent. Any approval, consent, ratification, permission, waiver or authorization, including any Governmental Authorization.

Contract. Any written, oral, implied or other agreement, contract, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Copyrights. All copyright rights, and all other literary property and author rights, whether or not registered, and all rights, title and interests in all copyrights, whether or not registered, copyright registrations, certificates of copyright and copyrighted interests throughout the world.

Corporate Documents. Section 1.2(g).

Damages. Any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee, including any reasonable legal fee, expert fee, accounting fee or advisory fee, charge, cost, including any cost of investigation, or expense of any nature, whether or not arising or incurred as a result of any claim by a third party, and including but not limited to the fees, costs and expenses of any related Proceeding.

Disclosure Schedule. Section 2.

Dispute. Section 2.26(c).

Employee. Section 2.19(a).

Encumbrance. Any lien, pledge, hypothecation, mortgage, security interest, encumbrance, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, impediment, exception, reservation, limitation, imperfection of title, condition or restriction of any nature, including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

Enforceability Limitations. Section 2.3.

Entity. Any corporation, including any non-profit corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company, including any limited liability company or joint stock company, firm or other enterprise, association, organization, Governmental Body or entity.

Environment. Soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

Environmental Law. Any Legal Requirement, in effect and in each case as amended as of the Closing, and any judicial or administrative interpretation thereof as of the Closing, including any judicial or administrative Order relating to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets;

including CERCLA; RCRA; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.

Environmental Permits. All permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

Environmental Release. Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment or as otherwise defined in or pursuant to any Environmental Law.

ERISA. The Employee Retirement Income Security Act of 1974.

ERISA Affiliate. Any Person that is, was or could be treated as a single employer with any of the Specified Entities under Section 414 of the Code.

Escrow Agent. Zions First National Bank.

Escrow Agreement. The Agreement dated as of the Agreement Date by and among Seller, Guarantor, Buyer and Zions First National Bank providing for the Escrow Account.

Excluded Liabilities. Section 1.3(b).

Financial Statements. Section 2.7.

Free Intellectual Property. Licensed Intellectual Property, including any open source software that is Licensed Intellectual Property, that is licensed by the Seller without charge for Use, modification or distribution.

GAAP. United States generally accepted accounting principles, consistently applied.

Governmental Authorization. Any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. Any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Taxing authority or power of any nature.

Hazardous Material. Any: (i) chemicals, materials, waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof; (ii) petroleum or petroleum products and all derivatives thereof or synthetic substitutes therefor, friable asbestos, urea formaldehyde, foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, and (iii) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Body.

Indemnifying Party. Section 6.2.

Indemnitees. The Buyer Indemnitees and the Seller Indemnitees.

Insurance Policy. Section 2.24.

Intellectual Property.  Means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to or otherwise used by the Seller: (A) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (B) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, websites, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (C) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights; (D) trade secrets or any confidential and proprietary concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, discoveries, inventions, improvements, and other proprietary rights (whether or not patentable or subject to copyright or trade secret protection); and (E) computer software programs, including all source code, object code, and documentation related thereto.

Intellectual Property Rights. All rights to any Intellectual Property including claims against third Persons for infringement whether or not heretofore asserted, rights of priority, rights to Use and any other similar tangible or intangible proprietary rights, including all rights in any other Intellectual Property existing under judicial or statutory law of any country in the world, or under any treaty.

IRS. The U.S. Internal Revenue Service.

Knowledge. The knowledge, awareness or belief of John Traub, Aram Sarkissian, Diane Ryan, Khosro Dariani, or Sandra Delgado following his or her due inquiry with respect to the subject matter of the representation or warranty being given. As used herein, “due inquiry” means that the person has diligently reviewed the Seller’s relevant books, records and files with respect to the representation or warranty being given and has made inquiry of the relevant employees primarily responsible for the subject matter of the representation or warranty being given.

Legal Requirement. Any (i) federal, state, local, municipal, foreign or other law, statute, legislation, constitution, rule or principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, policy, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body or (ii) law, principle, duty or other obligation arising at common law or in equity.

Liability. Any debt, obligation, duty or liability of any nature, including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be reflected, disclosed or reserved against in a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Licensed Intellectual Property. Intellectual Property of Persons other than the Seller that the Seller is authorized to Use pursuant to licenses, sublicenses and other Contracts.

Liens. Any claim, lien, mortgage, security interest, pledge, deposit, option, easement, encroachment or encumbrance of any kind.

Material Adverse Effect. Any event, change, condition or other matter that has a material adverse effect on the Seller, the Business or the Seller’s condition (financial or other), assets, Property, Liabilities, affairs, operations or prospects taken as a whole or any material impairment of the right or ability of the Seller to carry on the Business.

Net Debt. The sum of (a) any of the Seller’s accounts payable that, as of the Closing, are more than 30 days past their due dates; plus (b) any fees or other charges payable by the Buyer necessary to assume the Assumed Contracts; plus (c) any transaction expenses of the Seller or the Guarantor payable by the Buyer after the Closing.

Order. Any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Parties. The Seller, the Buyer, the Seller and the Seller Representative.

Patents. All patent rights and all rights, title and interest in all letters patent or equivalent rights and applications for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and other government issued or granted indicia of invention ownership including any reissue, extension, division, continuation or continuation-in-part applications throughout the world.

Payables. Section 2.8(b).

PBGC. The Pension Benefit Guaranty Corporation.

Pension Plan. Any Benefit Plan which is a pension plan within the meaning of Section 3(2) of ERISA, regardless of whether the plan is covered by ERISA.

Permitted Encumbrances. (a) Statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens arising in the Ordinary Course of Business that are not material to the business, operations and/or financial condition of the Property so encumbered or to the Business; and (e) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods.

Person. Any individual, Entity or Governmental Body.

Pre-Closing Period. The period prior to the Closing.

Prior Event. Any event, condition or circumstance or series of events, conditions or circumstances, taken as a whole, that (i) has occurred prior to the Closing Date, (ii) is the primary cause of the effect referred to in the specific representation, and (iii) could reasonably be expected to have such an effect, absent the post-Closing adoption or amendment of any Legal Requirement or any post-Closing Use by the Seller of any asset that differs materially from the Seller’s Use of such asset prior to the Closing.

Proceeding. Any action, suit, litigation, arbitration, mediation, proceeding, including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding, prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Profit Sharing. Section 1.10.

Property. Any kind of property, asset or right, whether real, personal or mixed, tangible or intangible, wherever located (including money), and any interest therein.

Proprietary Information Agreement. Section 2.13(d)(i).

Purchase Price. Section 1.4.

RCRA. Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

Related Party. (a) Each natural Person who is, or who has at any time been, an officer, director or stockholder of the Seller; (b) each member of the family of each of the natural Persons referred to in clause (a) above; and (c) any Entity (other than the Seller) in which any one of the natural Persons referred to in clauses (a) and (b) above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a material voting, equity or other interest.

Representation. Section 6.1(a).

Representatives. The officers, directors, employees, agents, attorneys, accountants, advisors and representatives of a Person.

Seller Board. The board of directors of the Seller.

Seller Contract. Any Contract: (a) to which the Seller is a party; (b) by which the Seller or any of its Property is or may become bound or under which the Seller has, or may become subject to, any obligation; or (c) under which the Seller has or may acquire any right or interest.

Seller Governmental Authorization. Section 2.17.

Seller Group. The “affiliated group” of corporations (as defined in Code Section 1504(a)(1)) of which Guarantor is the parent.

Seller Indemnitees. The following Persons: (a) the Seller; (b) the Seller’s current and future Affiliates; (c) the respective officers, directors and employees of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.

Seller Intellectual Property. Any Intellectual Property owned by, licensed to, Used by, incorporated in Products or Services of or being developed by the Seller, but excluding any Excluded Assets.

Seller Minutes. Section 2.2.

Seller Non-Competition Agreement. Section 4.8(b).

Seller Owned Intellectual Property. The Seller Intellectual Property that is owned by the Seller.

Seller Patents. All Patents owned by or exclusively licensed to the Seller.

Seller Real Property. Any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Seller or any predecessor.

Seller Representative. Any officer, director, employee, agent, attorney, accountant, advisor or representatives of Seller.

Stock. Common stock, preferred stock and any and all other outstanding capital stock of the Seller.

Guarantor. Preamble.

Stock Right. All: (i) outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of Stock, other securities or another Stock Right of the Seller; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable or exercisable for any shares of Stock, other securities or another Stock Right of the Seller; and (iii) Contracts under which the Seller is or may become obligated to sell or otherwise issue any shares of Stock, other securities or another Stock Right. Without limiting the foregoing, the term Stock Right includes each option to purchase Common Stock issued under the Plan.

Sunnyvale Lease. Section 4.8(c).

Survival Period. Section 6.1(a).

Tax. Any tax, including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax, levy, assessment, tariff, impost, imposition, toll, duty, including any customs duty, deficiency or fee, and any related charge or amount, including any fine, penalty or interest, that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return. Any return, including any information return, report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Threatened. Any claim, Proceeding or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

Trademarks. All trademark and service mark rights arising under the common law, state law, federal law and laws of foreign countries and all rights, title and interest in all trademarks, service marks, trademark and service mark applications and registrations and trademark and service mark interests throughout the world.

Transaction Agreements. All of: (a) this Agreement, (b) the Seller Non-Competition Agreement, (c) the Assignment and Assumption Agreement, and (d) the Sunnyvale Sublease.

Transactions. All of the transactions contemplated by the respective Transaction Agreements, including: (a) the sale of the Assets by the Seller to the Buyer in accordance with the Agreement and (b) the performance by the Seller, the Seller and the Buyer of their respective obligations under each Transaction Agreement, and the exercise by the Seller, the Seller and the Buyer of their respective rights under each Transaction Agreement.

Use. To make, have made, run, use, test, import, copy, reproduce, practice, distribute, display, perform, adapt, modify, sell, offer for sale, license or prepare derivatives of.

WARN Act. Section 2.20(m).

Welfare Plan.  Any Benefit Plan which is a welfare plan within the meaning of Section 3(l) of ERISA, regardless of whether the plan is covered by ERISA.

List of Exhibits

Exhibit A - Financial Statements
Exhibit B - Assignment and Assumption Agreement
Exhibit C - Seller Non-Competition Agreement
Exhibit D - Sunnyvale Sublease
Exhibit E - Escrow Agreement
Exhibit F - Seller Counsel Opinion
Exhibit G - Buyer Counsel Opinion

List of Schedules

Schedule 1.1(a) - Intellectual Property
Schedule 1.1(b) - Computer and Office Equipment
Schedule 1.1(c) - Laboratory Equipment
Schedule 1.1(e) - Assumed Contracts
Schedule 1.1 (j) - Third Party Claims
Schedule 1.3(b)(xi) - Related Party Liabilities
Schedule 1.6(a) - Tax Documents
Schedule 1.7 - Allocation
Schedule 2.1 - Jurisdictions In Which Doing Business
Schedule 2.4(d) - Non-contravention
Schedule 2.4(e) - Non-contravention
Schedule 2.4(f) - Non-contravention
Schedule 2.5 - Consents
Schedule 2.7(b) - Accounts Receivable and Accounts Payable
Schedule 2.7(c) - Net Debt
Schedule 2.8(a) - Liabilities
Schedule 2.8(b) - Payables
Schedule 2.8(c) - Proceedings
Schedule 2.8(d) - Guarantees
Schedule 2.9(e) - Write-Offs
Schedule 2.10 - Tangible Property
Schedule 2.11 Encumbrances
Schedule 2.12 - Real Property Leases
Schedule 2.13(a)(i) - Seller Owned Intellectual Property
Schedule 2.13(a)(ii) - Seller-Licensed Intellectual Property
Schedule 2.13(a)(iii) - Proposed Intellectual Property Agreements
Schedule 2.13(b) - Intellectual Property Encumbrances
Schedule 2.13(c) - Intellectual Property Claims
Schedule 2.14 - Seller Contracts
Schedule 2.15 - Revenue Breakdown By Customer
Schedule 2.17 -Governmental Authorizations Held By Seller
Schedule 2.18(b) - Tax Audits
Schedule 2.19(a) - Employees
Schedule 2.19(b) - Former Employees Receiving Benefits
Schedule 2.19(c) - Employment Contracts
Schedule 2.19(f) - Independent Contractors
Schedule 2.20 - Benefit Plans
Schedule 2.21 - Hazardous Materials
Schedule 2.23(a) - Insurance Policies
Schedule 2.23(b) - Insurance Claims
Schedule 2.25(b) - Proceedings Against Seller
Schedule 2.25(c) - Threatened Proceedings